Exhibit 99.1

Directors, Executive Officers and Corporate Governance

Section 16(a) Beneficial Ownership Reporting Compliance

We are not aware of any officer, director or principal stockholder who failed to comply with filing requirements under Section 16 of the Securities Exchange Act of 1934, as amended, during the year ended December 31, 2006, except that Mr. Sandeep Bhargava, Chief Executive Officer Keane Worldzen, did not timely file a Form 3.

Codes of Business Conduct

We have adopted a Code of Business Conduct that applies to all of our officers and employees, including our principal executive officer, principal financial officer, and principal accounting officer or controller. We have also adopted a Code of Business Conduct and Ethics for Directors.  The Code of Business Conduct and the Code of Business Conduct and Ethics are each posted on our web site, www.keane.com, and are available in print to any shareholder upon request.  Information regarding any amendments to, or waiver from, either Code of Business Conduct will also be posted on our web site.

Audit Committee

The members of the Audit Committee of our board of directors are Dr. John Rockart (chair), and Mr. Philip Harkins and Mr. James White.  No “audit committee financial expert” as defined in Item 401(h) of Regulation S-K serves on the Audit Committee because the board of directors has not made a determination that any of the current members of the board is an audit committee financial expert.

Executive Compensation

COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)

Compensation Objectives and Strategy

The principal objective of Keane’s compensation program is to attract, reward and retain its key employees, including all of our executive officers, in a form and at levels which address each of the following compensation objectives:

•                  Pay reflects our current financial condition, recent earnings, and total return to shareholders over the relevant timeframe;

•                  With respect to each executive, compensation reflects his or her individual performance, experience and overall actual and potential contribution to Keane;

•                  Pay reflects competitive market practices for similarly situated employees in the business and technology consulting services industry; and

•                  Compensation promotes long-term commitment to Keane by helping to retain key executives and promote management stability.

Keane’s Compensation Committee endeavors to administer our compensation program in a consistent manner that promotes the interests of our shareholders while at the same time is fair to our executives.  The Compensation Committee uses our compensation program to:

•                  Foster a culture in our organization that encourages executives to take appropriate risk to create shareholder value within the framework of our corporate objectives;

•                  Facilitate our success in attracting and retaining the competent management talent we believe is necessary to achieve our short and long-term operating objectives;

•                  Offer our employees pay that not only is competitive with the general market, but also which provides additional upside opportunity to earn above-market pay when the performance of Keane and/or individual exceeds expectations.

Our compensation program is administered by the Compensation Committee of our board of directors, comprised solely of Keane directors who are non-employees, consistent with the listing requirements of the New York Stock Exchange, or the NYSE, the market upon which our stock is traded.  Together with management, our Compensation Committee has developed a comprehensive compensation and benefits strategy to reward company and individual performance in a manner consistent with our long-term goals:

•                  Keane’s compensation program is designed to focus on performance metrics that we believe are critical to our business success.  This means that we reward performance in areas that are valued by investors, including cash earnings per share, or CEPS.  Our management believes that cash performance is the primary driver of long-term per share value.  As such, we view diluted CEPS as an important indicator of performance that helps investors gain a meaningful understanding of our core operating results and future prospects, consistent with the manner in which our management measures and forecasts Keane’s performance. CEPS excludes amortization of intangible assets, stock-based compensation, and restructuring charges, net.  CEPS is not a measurement in accordance with United States generally accepted accounting principles (GAAP) and is not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP.

•                  Our compensation program is designed to promote a performance-based culture, the purpose of which is to reward both overall company and individual performance.  This means that in addition to assessing company performance as a whole, the Compensation Committee strongly considers individual performance and contributions to our success in determining pay levels for each individual. In 2006, these individual goals represented 20-50% of an individual executive’s annual incentive award opportunity, except for Mr. Giles, who did not have any individual goals for 2006.  For the executive officers named in the Summary Compensation Table below, who we refer to as the NEOs, target annual incentive opportunities under our annual incentive plan range from 50% to 100% of the executive’s base salary.  We set annual incentive award opportunities based on competitive market analyses, as well as based on the scope of the executive’s role and impact on the business.

•                  The Compensation Committee attempts to promote internal equity among colleagues through appropriate compensation design.  While the Compensation Committee looks at competitive pay data for specific positions, it may use its discretion to deviate from the market data in setting pay levels among individuals based on the Compensation Committee’s perception of their relative importance and criticality to our success.

•                  Our compensation strategy is to promote a long-term commitment to Keane.  This means that while we believe compensation should have a strong performance link, we also believe Keane benefits from creating a team of tenured, seasoned professionals with significant industry experience.  Our long-term incentive program is administered using stock options and restricted stock.

Role of the Compensation Committee

The Compensation Committee determines the amounts and elements of compensation for our executive officers and provides overall guidance for our executive compensation policies and programs. Four members of our board of directors, Ms. Cirino, Dr. Rockart, and Messrs. White and Harkins (the Chairperson), currently sit on the Compensation Committee.  Each of the participants is an independent director under the NYSE listing requirements, the exchange upon which our  stock trades.  The Compensation Committee’s function is more fully described in its charter.

In making compensation decisions, the Compensation Committee is generally advised by our independent compensation consultant, Pearl Meyer & Partners, or PM&P.  PM&P was hired directly by the Compensation Committee, and the Compensation Committee retains full autonomy to direct PM&P’s interaction with management.  When PM&P was hired, it had no prior relationship with any of Keane’s senior management.  PM&P also has no contract with the Compensation Committee and remains subject to termination at any time for any reason or no reason, as determined by the Compensation Committee.  In 2006, PM&P assisted the Compensation Committee with the following:

•                  Review of retention program alternatives for key executives;

•                  Review of competitive market pay practices for a newly hired CEO;

•                  Review of customary employment agreement terms and conditions for executive officers in similar roles in similarly-situated companies;

•                  Review of various CEO candidate current compensation programs; and

•                  Review of the new CEO employment agreement terms and conditions.

Additionally, the Compensation Committee asked PM&P to provide advice regarding competitive pay practices for non-employee directors.

Though the Compensation Committee has directly retained PM&P to provide advice regarding compensation matters, PM&P may interact directly with our Senior Vice President, Human Resources and Corporate Marketing and other human resources staff to provide the Compensation Committee with relevant compensation and performance data for our executives and Keane.  In addition, PM&P may seek comment and feedback from management to the extent that PM&P finds it necessary or desirable to do so.

To arrive at informed decisions, the Compensation Committee may collect and/or consider input from various sources, and may invite certain senior executives or other board members to attend Compensation Committee meetings to discuss executive compensation and individual performance.  Subject to the Compensation Committee’s discretion, invitees may provide additional insight, suggestions or recommendations regarding compensation decisions.  While deliberations may sometimes occur with input from PM&P, management, or other board members, only the four independent Compensation Committee members may vote on compensation decisions, typically without any members of management present.

The next section of this CD&A describes each aspect of our compensation and benefits structure which includes:

•                  Pay level – determination of the appropriate pay opportunity.

•                  Pay mix – determination of each element of compensation, its purpose and design, and its relationship to our overall pay program.

•                  Pay-for-performance – determination of the performance measures and goals used in our pay programs.

Compensation /Benefits Structure

Pay Level

Pay levels for all executives, including our NEOs, are determined based on a number of factors, including each individual’s roles and responsibilities at Keane,  the executive’s experience, expertise and expected contribution, the pay levels for peer positions within Keane, and pay levels for similar job functions in the marketplace and at Keane.  The Compensation Committee approves pay levels for all of our executive officers.

The Compensation Committee assesses “competitive market” compensation using a number of sources with the help of survey materials.  Executive salaries are established within ranges that reflect competitive salary levels for similar positions in similar sized companies that compete with Keane, and similar sized companies outside of the business and technology consulting services industry in which we compete.  The Compensation Committee believes this group is most appropriate for establishing pay guidelines for our executives.  Where necessary or desirable, the Compensation Committee may choose to supplement this data with general and industry specific survey data that provides position-based compensation levels across broad industry segments.  Thus, for a corporate staff position, such as the Senior Vice President, Human Resources and Corporate Marketing, the Compensation Committee may place greater emphasis on data from companies of similar size, with less emphasis on industry specific data.  However, for industry specific positions, such as the CEO, the Compensation Committee may place significant additional emphasis on industry specific survey data for positions at similar sized companies.

The following are the specific companies whose survey data we used in determining compensation for our NEOs for 2006.  These peer group companies reflect firms in our industry that have publicly available information, that are of like size and/or have similar operations.

Peer Companies Used by Keane for Purposes of Compensation Comparisons

Bearingpoint, Inc.

CACI International Inc.

Ciber, Inc.

Cognizant Technology Solutions

Computer Sciences Corporation

Electronic Data Systems Corporation

Perot Systems Corporation

Sapient Corporation

SRA International Inc.

Generally speaking, the Compensation Committee attempts to position base salary for our senior executives at the 50th percentile of our competitors. However, an executive’s positioning relative to the 50th percentile will also reflect, as appropriate, that executive’s experience, marketability, and performance over a relevant period of time.  While we use outside survey data to assist in determining compensation ranges, we avoid making “automatic” adjustments based on an executive’s positioning relative to the market.

The amount and structure of compensation arrangements may vary by executive and be subject to differences due to individual contract negotiations and competitive pressures to attract and hire experienced managerial talent in our industry. In 2006, we instituted a retention program for three of our executive officers, Messrs. Leahy, Shaw, and Campanello.  The terms and conditions of this retention program are discussed later in this CD&A.

To help attract and retain executives, the Compensation Committee also seeks to provide an appropriate level of employee benefits comparable to those at the companies for which we compete for talent in our industry, though we generally do not match such benefits item by item.

Pay Mix

The Compensation Committee believes strongly in the importance of assessing each pay element in relation to the overall compensation and benefits program.  In determining optimal pay mix, Compensation Committee members review a variety of information regarding each executive, including salary progression, target and actual bonus levels by year, annual equity awards, and historic equity grants. The Compensation Committee considers this information as it deems relevant in making decisions regarding changes to our compensation programs or individual pay levels.

While the Compensation Committee may ask PM&P to make pay recommendations, it is not bound by such recommendations and in fact does not always follow such recommendations.

Our compensation program consists of each of the following components:

•                  Base Salary – fixed pay over standard time periods in an amount based upon an individual’s experience, expected contribution at Keane, and demonstrated level of individual performance.

•                  Annual Incentive Bonus – our annual incentive plan is designed to reward achievement of annual company and individual goals, with threshold, target and maximum award opportunities.  Target annual incentive opportunities are expressed as a percentage of an executive’s base salary, and vary significantly by responsibility level, from 50% to 100% of base salary for NEOs.

•                  Long-term Incentives – at Keane, long-term incentives include stock options and restricted stock which produce value over periods of time exceeding one year. The Compensation Committee believes long-term awards help align our executives’ financial interests with those of our shareholders, reward achievement of our strategic goals and initiatives, and provide critical stability among management through retention features.

•                  Benefits – additional programs offered to provide tax advantaged wealth accumulation, appropriate health care coverage and other benefits the Compensation Committee believes are necessary to promote a level of safety and security for employees and their families to attract and retain the best employees.

Base Salaries

In establishing base salaries, the Compensation Committee seeks to target the 50th percentile of the peer group.  Final salaries may range from as low as the 25th percentile (for recently promoted executives or those who otherwise lack experience) to above the 75th percentile (for a high performer with best in class industry experience).   Annual adjustments to executives’ base pay levels are determined based upon numerous factors, including:

•                  Job responsibilities;

•                  Impact of the executive on the development and achievement of our strategic initiatives;

•                  Company and individual performance for the prior 12 months;

•                  Salaries paid for comparable positions within our identified compensation peer group and the business and technology consulting services industry in general; and

•                  Competitive labor market pressures.

No specific weighting of these factors is used by the Compensation Committee.

Annual Incentive Program

In March 2006, the Compensation Committee approved the 2006 Incentive Compensation Plan for our executive officers.  For this plan, the Compensation Committee established both financial and non-financial performance measures. Financial performance measures included CEPS and revenue.

The following table outlines, for each NEO, the mix between financial and non-financial performance metrics and the target incentive award opportunities used in 2006.

	Annual Incentive Plan Performance Metric Weightings		Target Incentive Award
Executive	Financial Measures	Non-Financial Measures	Opportunities
John J. Leahy(1) Interim CEO EVP Finance and Administration and CFO	80%	20%	100%
Laurence D. Shaw SVP International Operations	65%	35%	60%
Russell J. Campanello SVP Human Resources	65%	35%	50%
Raymond W. Paris SVP Healthcare Solutions	90%	10%	70%
Brian T. Keane Former President and Chief Executive Officer	100%	N/A	70%

(1) Mr. Leahy ceased to serve as our Interim CEO when a new CEO was appointed on January 29, 2007.

Target awards to NEOS under the 2006 Incentive Compensation Plan range from 50% to 100% of base salary. NEOs can earn more (maximum) or less (threshold) than the target award opportunity based on actual performance.  Below the threshold level, no awards are earned or paid.  Above the maximum level, no additional award is earned or paid.  The following table outlines the threshold, target and maximum expected performance levels for NEOs for both the financial and non-financial measures and the corresponding award payout for 2006.

2006 Incentive Compensation Plan – Pay and Performance Scale Alignment

	Threshold	Target	Maximum
Financial Performance Expectation	90%	100%	110%
Non Financial Performance Expectation	0%	100%	125%
Award Payout	30%	100%	150%

In order to determine the actual award payouts under the 2006 Incentive Compensation Plan for the NEOs, the Compensation Committee evaluated the performance of Keane and the individuals based on the financial and non-financial metrics set at the beginning of the year.  Keane achieved its CEPS goals during this period but it did not achieve its revenue goal.  In addition to not meeting the target established for the financial performance metrics, the Compensation Committee also determined that overall Messrs. Leahy and Campanello did not meet their targeted non-financial performance metrics.  However, the Compensation Committee used its discretion to award target incentive payouts equal to 100% of eligible targets (which was 100% for Mr. Leahy and 50% for Mr. Campanello) to these individuals in recognition of their efforts in managing Keane on a day to day basis in lieu of having a CEO and for assisting in the recruiting process for a new CEO.  Mr. Shaw achieved 33% of his financial goals (based on a mix of company and group (United-Kingdom) financials) and he did not achieve any of his non-financial goals.  However, the Compensation Committee used its discretion to award him 100% of his non-financial goals, resulting in a payout of approximately 41% of his base salary.  Mr. Paris achieved 22% of his financial goals (based on a mix of company and group (Health Solutions Division) financials) and he did not achieve any of his non-financial goals.  However, the Compensation Committee used its discretion to award him 100% of his non-financial goals, resulting in a payout of approximately 22% of his base salary.  Mr. Giles participated in a sales incentive compensation plan rather than the 2006 Incentive Compensation Plan for the first 3 quarters of 2006.  Upon his promotion to SVP of North American Sales and Verticals in late 2006, Mr. Giles was guaranteed a bonus payout of $61,250 under the 2006 Incentive Compensation Plan for the fourth quarter of 2006.

Long-Term Incentive Program

The Compensation Committee uses long-term incentives to balance the short-term focus of the annual incentive program by tying awards to performance achieved over time.  Under the Keane, Inc. 1998 Stock Incentive Plan, as amended, and the 2001 Stock Incentive Plan or together, the SIP, the Compensation Committee may grant stock options and restricted stock rewards.  In 2001 we also initiated the Time Accelerated Restricted Stock Award Plan pursuant to which certain time based awards granted by Keane may be earned by the executive on an expedited basis if specified CEPS performance targets are satisfied.  Our Compensation Committee believes that combining these two types of awards (i.e., options and restricted stock) provides significant incentive to perform while also retaining our key executives.

In general, stock option grants vest in equal installments over 4 years. Employees generally must continue to work for us through the vesting dates.  However, the SIP empowers the Compensation Committee to make grants with varying vesting schedules.  Generally, other than in the case for performance accelerated awards, time-based restricted stock grants to our NEOs have vesting schedules that are identical to those of other executives, vesting ratably over 5 years (25% of the award vests in years 2-5).

Our current equity granting process involves developing proposed grant ranges for executives by determining the amount of equity needed to achieve competitive pay levels, and individual performance during the prior year.  As with annual incentive targets, target long-term incentive award levels are set to provide management with a highly leveraged award opportunity to earn pay at or around the 75th percentile of the market where actual corporate or individual performance would justify doing so.

The Compensation Committee reviews and approves individual grants for the NEOs as well as the total number of stock option and restricted stock grants made to all employees.  Annual grants are reviewed and approved by the Compensation Committee.

Other Benefits and Perquisites

Our NEOs are eligible to participate in all of the broad-based Keane-sponsored benefits programs on the same basis as other full-time employees.  These include health and welfare benefits (for example, medical/dental plans, disability plans and life insurance). We do not have any supplemental executive health and welfare programs. Executives may also participate in our 401(k) Plan, for which there is a 3% match. However, there is no separate retirement plan for any of our executives.

We also have a voluntary non-qualified deferred compensation plan, pursuant to which executives and eligible employees may defer a designated portion of their base salary and/or annual incentive.

Mr. Shaw receives an annual automobile allowance of $23,500 (converted from British pounds using a conversion ratio of 1.95910 as of December 31, 2006) for the purchase, maintenance and cost of operating an automobile.

Certain of our executives also qualify for tax and financial planning benefits, in an annual amount not to exceed $10,000. Seven of our executives, including all of the NEOs, currently are eligible to receive this benefit

Pay-for-Performance

We use several vehicles designed to create a strong link between pay and performance:

•                  The annual incentive program rewards participants for the achievement of short-term, operational goals.  As mentioned above, the annual incentive plan is designed to focus our executives on the achievement of operational goals as well as individual goals.

•                  Stock options reward participants for long-term improvement in our stock price.  Although options are given a value at grant for reporting purposes, the actual value of the option to the executive is based on future increases in stock price.  If the stock price does not increase over the term of the option, the executive receives no value.

Performance measures for the annual incentive plan have “threshold” requirements, below which no awards are earned or paid.  For 2006, the maximum amount that could be earned under either the financial and/or non-financial measures is 150% of the target award opportunity for financial performance measures (the maximum for non-financial measures is equal to the target award opportunity or 100%), though the Compensation Committee reviews and approves these performance levels on an annual basis and they remain subject to change.  In setting the threshold, target and maximum performance levels, the Compensation Committee considers a number of factors, including our historical performance, the current budget and the long-term forecasts, and general economic trends and conditions.  As noted earlier, the Compensation Committee intends target performance levels to be consistent with the 50th percentile target pay levels, but wants executives to have the opportunity to earn considerably more for above-market performance.  Accordingly, both our annual incentive plan and our equity awards are targeted to provide the opportunity to increase total compensation to as high as the 75th percentile of market, but only when performance is outstanding. Threshold performance levels are at 30% of the target award opportunity for financial performance metrics.  Non-financial performance metrics have a threshold equal to 0%.

2006 Compensation Actions

The Compensation Committee generally reviews salary levels for executives annually.  For 2006, only two NEOs received salary merit adjustments.  Messrs. Leahy and Campanello both received merit increases, based on individual performance and competitive market comparisons for their roles, on January 18, 2006 of 6% based on the review and approval by the Compensation Committee.

Retention Agreements

In addition to the regular compensation decisions, on June 23, 2006, after the resignation of Brian T. Keane as President and Chief Executive Officer, Keane entered into retention agreements with Messrs. Leahy, Campanello, and Shaw.

Under his retention agreement, Mr. Leahy received each of the following: (i) a temporary increase in his base salary to $525,000 per annum until a new CEO was hired, (ii) a permanent increase in his target bonus award level to 100% of base salary, (iii) a temporary increase in his monthly cash compensation of $30,000 for each month that elapsed until a new CEO was hired, and (iv) a grant of 75,000 shares of restricted stock.

Under his retention agreement, Mr. Campanello received each of the following: (i) a temporary increase in his monthly cash compensation of $10,000 for each month that elapsed until a new CEO was hired, and (ii) a grant of 40,000 shares of restricted stock.

The shares of restricted stock granted to Messrs. Leahy and Campanello vest as follows: 50% on December 14, 2006, 25% on March 14, 2007 and the remaining 25% on June 14, 2007.  Under his retention agreement, Mr. Shaw received a grant of 30,000 shares of restricted stock.  These shares vest in full on June 15, 2011; provided that 50% of such shares will vest on an earlier date subject to the completion of two corporate milestones, and the remaining 50% of such shares will vest on an earlier date subject to the completion of an additional corporate milestone. The retention agreements for all three individuals also provide for the acceleration of 50% of the then-unvested portion of the shares of restricted stock in the event of a change in control of Keane.

Additional details regarding these retention agreements are set forth under Potential Payments on Termination or Change in Control.

Employment Agreement

In October 2006, in connection with the promotion of Mr. Giles to Senior Vice President, North American Regions and Verticals, we entered into an employment agreement with Mr. Giles providing certain severance and change in control benefits to him in the event of a termination of his employment.  Details regarding this employment agreement are set forth under Potential Payments on Termination or Change in Control.

Change in Control Agreements

In 2005, Keane entered into change in control agreements with Messrs. Leahy, Campanello, Shaw, and Paris to ensure that the possibility of a change in control of Keane would not interfere with the continuing dedication of Keane’s NEOs to their duties to Keane and our shareholders.  These agreements provide certain severance benefits to these individuals in the event of a termination of their employment during a 12-month period following a change in control of Keane.  Mr. Giles also has change in control provisions in his employment agreement as described above.  Details regarding the change in control agreements are set forth under Potential Payments on Termination or Change in Control.

Impact of Tax and Accounting on Compensation Decisions

As a general matter, the Compensation Committee considers the various tax and accounting implications of compensation vehicles employed by Keane.

When determining amounts of Long-Term Incentive grants to executives and employees, the Compensation Committee examines the compensation expense associated with the grants.  Under Statement of Financial Accounting Standard 123 (revised 2004) “Share Based Payment,” or SFAS 123(R), we are required to recognize compensation expense for all share-based payments granted to employees, including grants of stock options and restricted stock, based on their fair value at the date of grant. Compensation expense for restricted stock awards is based on the closing price of our common stock on the date of grant, less the  par value or $.10 per share consideration received times the number of shares granted.  Compensation expense for stock options  is based on  the fair value of the option on the date of grant using a Black-Scholes option pricing model times the number of options granted.  The compensation expense is amortized over the requisite service or vesting period associated with the award.

Section 162(m) of the Internal Revenue Code generally prohibits any publicly held corporation from taking a federal income tax deduction for compensation paid in excess of $1 million in any taxable year to the chief executive officer and the next four highest compensated officers.  Exceptions are made for qualified performance-based compensation, among other things.  Payments under the annual incentive plan do not qualify as “performance based” compensation under Section 162(m) of the Internal Revenue Code.

2006 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Compensation ($) (1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (2)	All Other Compensation ($) (3)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
John J. Leahy (4)	2006	$499,675	$0	$676,847	$161,426	$525,000	$72,166	$252,918	$2,188,032
Interim CEO
EVP Finance and Administration and CFO
Laurence D. Shaw (5)	2006	$470,842	$0	$338,311	$37,659	$190,636	$0	$60,889	$1,098,337
SVP International Operations
Russell J. Campanello	2006	$318,000	$0	$310,917	$42,338	$159,000	$0	$89,725	$919,980
SVP Human Resources
Raymond W. Paris	2006	$380,000	$0	$30,483	$89,712	$85,120	$0	$21,782	$607,098
SVP Healthcare Solutions
M. Glenn Giles (6)	2006	$267,500	$0	$60,697	$0	$203,781	$0	$5,000	$536,978
SVP North American Regions and Verticals
Brian T. Keane (7)	2006	$207,980	$0	$142,600	$475,205	$0	$0	$188,429	$1,014,214
Former President and Chief Executive Officer

(1) Reflects non-equity incentive plan compensation paid in 2007 for performance in 2006.  The non-equity incentive plan compensation was paid under the 2006 Incentive Compensation Plan for both financial measures (CEPS, revenues and operating income) and non-financial measures (individual strategic objectives), except for Mr. Giles.  Mr. Giles’ non-equity incentive plan compensation was paid for financial measures (Keane Federal Systems revenues, Keane Federal Systems gross margin and North American revenues) only.

(2) Reflects the change in the value of the account balance for the Deferred Compensation Plan for the fiscal year end 2005 to 2006.  Among the above reported employees, Mr. Leahy is the only named executive officer participating in the Deferred Compensation Plan.

(3) All Other Compensation includes 401(K) matching contributions, financial planning, Office of President Supplemental bonus, personal pension fund contributions, car allowance, and consulting fees, as detailed in the table below.

(4) Mr. Leahy’s annualized base salary was adjusted from $455,800 on January 16, 2006 to $525,000 on May 8, 2006.  Mr. Leahy ceased to serve as our Interim CEO when a new CEO was appointed on January 29, 2007.

(5) Compensation information for Mr. Shaw was converted from British pounds (GBP) into US dollars (USD) based on the conversion rate of 1.95910 as of December 31, 2006.

(6) Mr. Giles was promoted on October 2, 2006.  Upon promotion, his annualized base salary increased to $350,000.

(7) Salary earned in 2006 for Mr. Keane includes a prorated salary until he resigned on May 10, 2006.  Mr. Keane’s annualized salary was $525,000 before the resignation.  Mr. Keane was also paid $26,000 per month for consulting services provided from June 1, 2006 to January 1, 2007 as shown in the All Other Compensation column.

The following table shows individual amounts included in the “All Other Compensation” column.

2006 ALL OTHER COMPENSATION - BREAK OUT

Name and Principal Position	Year	401(K) (1)	Financial Planning	Office of President Supplement (2)	Personal Pension Fund Contribution	Car Allowance	Consulting Fees	Total
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
John J. Leahy	2006	$3,000	$17,418	$232,500	$0	$0	$0	$252,918
Interim CEO
EVP Finance and Administration and CFO
Laurence D. Shaw (3)	2006	$0	$0	$0	$37,380	$23,509	$0	$60,889
SVP International Operations
Russell J. Campanello	2006	$3,891	$8,334	$77,500	$0	$0	$0	$89,725
SVP Human Resources
Raymond W. Paris	2006	$6,481	$15,301	$0	$0	$0	$0	$21,782
SVP Healthcare Solutions
M. Glenn Giles	2006	$5,000	$0	$0	$0	$0	$0	$5,000
SVP North American Regions and Verticals
Brian T. Keane (4)	2006	$6,429	$0	$0	$0	$0	$182,000	$188,429
Former President and Chief Executive Officer

(1) Reflects Keane’s contributions to the defined contribution 401(k) retirement plan.

(2) Reflects supplemental payments to executives who ran the Office of the President in the absence of a CEO.  The Office of the President team was formed for the transition period between when Mr. Keane resigned from the President and CEO position and a new CEO was appointed.  A new CEO was appointed on January 29, 2007.

(3) Compensation information for Mr. Shaw was converted from British pounds (GBP) into US dollars (USD) based on the conversion rate of 1.95910 as of December 31, 2006.

(4)  Mr. Keane was paid $26,000 per month for the period from June 1, 2006 to January 1, 2007 for consulting services provided pursuant to a consulting agreement we entered into with Mr. Keane after his resignation.

2006 GRANTS OF PLAN - BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock	All Other Stock Awards: Number of Securities Underlying	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option
		Threshold	Target	Maximum	or Units (#)	Options (#)	($/Sh)	Awards
Name	Grant Date	($)	($)	($)	(2)	(3)	(4)	(5)
(a)	(b)	(c)	(d)	(e)	(i)	(j)	(k)	(l)
John J. Leahy		$126,000	$525,000	$735,000
	1/18/2006					75,000	$11.25	$334,193
	1/18/2006				30,000		$11.25	$334,500
	6/23/2006				75,000		$12.18	$906,000
Laurence D. Shaw		$55,089	$282,505	$440,237
	1/18/2006				25,000		$11.25	$278,750
	6/23/2006				30,000		$12.18	$362,400
Russell J. Campanello		$31,005	$159,000	$266,325
	1/18/2006					50,000	$11.25	$222,795
	1/18/2006				10,000		$11.25	$111,500
	6/23/2006				40,000		$12.18	$483,200
Raymond W. Paris		$71,820	$266,000	$397,100
	1/18/2006					25,000	$11.25	$111,398
M. Glenn Giles		$73,500	$245,000	$367,500
	10/19/2006				50,000		$11.99	$594,500
Brian T. Keane	1/18/2006					150,000	$11.25	$668,385

(1) The target bonus for Mr. Leahy reflects 100% of his base salary, which was effective when he was appointed the interim CEO from May 18, 2006 until a new CEO was appointed.  After the new CEO was appointed in 2007, his target bonus was set at 75% of base salary.  Messrs. Shaw, Campanello, Paris and Giles have a target bonus as a percentage of base salary at 60%, 50%, 70% and 70%, respectively for 2006.

Messrs. Leahy, Shaw, Campanello and Paris have both financial measures and non-financial measures to determine their bonus payouts.  Financial measures represent 65% - 90% of the total target bonus.  Threshold bonus reflects 30% of the target bonus contingent on the financial goals and 0% of the target bonus contingent on non-financial goals.  The maximum bonus reflects the 150% of the target bonus contingent on the financial metrics and 100% of the target bonus contingent on non-financial metrics.

Upon Mr. Giles’ promotion on October 2, 2006, he began participating in the incentive compensation plan with a target bonus of 70% of his base salary.  Mr. Giles’ target bonus is 100% contingent on financial performance.  Minimum award opportunity is guaranteed at 50% of the target award and the maximum award opportunity can be as high as 150% of the target award.

Mr. Keane left the company on May 10, 2006; therefore he was no longer eligible to participate in the 2006 incentive compensation plan.

(2) Restricted stock granted on January 18, 2006 vests in four equal annual installments beginning on the second anniversary of the grant date.

Restricted stock granted to Mr. Leahy and Mr. Campanello on June 23, 2006 vests in installments of 50%, 25% and 25% on the six month, nine month and one year anniversaries of the date of grant, provided the executives are employed by Keane on the vesting date.  All unvested restricted stock will be accelerated if the executives are terminated by Keane without cause.  50% of the unvested portion of the restricted stock award will be accelerated to vest in the event of a change in control of Keane.

Restricted stock granted to Mr. Shaw on June 23, 2006 vests 50% upon the achievement of two performance milestones and 50% upon the earlier of either the achievement of the third performance milestone or June 15, 2011.  The performance milestones are specified in Mr. Shaw’s retention agreement.

Restricted stock granted to Mr. Giles on October 19, 2006 vests in two equal installments on the one and second year anniversaries of the date of grant, provided the executive is employed by Keane.  50% of the unvested portion of the restricted stock award will be accelerated in the event of a change in control of Keane.

(3) Stock options granted on January 18, 2006 vest in a single installment on the fifth anniversary of the date of grant. The vesting of stock options will be automatically accelerated upon the achievement of certain CEPS targets. Specifically, 50% of the share underlying each stock option will vest upon the achievement of CEPS equal to $1.50 and the remaining 50% of the shares underlying each stock option will vest upon the achievement of CEPS equal to $2.00.

(4) Exercise price represents the closing price of our common stock on the NYSE as of the date of grant.

(5) This column shows the aggregate grant date fair value computed in accordance with SFAS 123(R) for stock and option awards in 2006.  For stock options granted on January 18, 2006, the Black-Scholes value is calculated based on a volatility of 41.27%, a risk-free rate of 4.19%, a dividend yield of 0%, and an expected term of 4.4 years.  For  the restricted stock awards, the value reflects the stock price on the date of grant minus the par value of $0.10 per share.

2006 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards						Stock Awards
				Equity Incentive Plan Awards						Equity Incentive Plan	Equity Incentive Plan
	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options		Number of Securities Underlying Unearned Options	Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested (2)	Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	(#) Exercisable	(#) Unexercisable		(#)	($)	Date (1)	(#)		($)	(#)	($)
(a)	(b)	(c)		(d)	(e)	(f)	(g)		(h)	(i)	(j)
John J. Leahy	60,000				$9.75	12/29/2010	22,500	(6)	$265,725
	80,000				$8.28	12/4/2011	30,000	(7)	$354,300
	75,000				$15.11	12/16/2014	37,500	(8)	$442,875
		75,000	(3)		$11.25	1/18/2016
Laurence D. Shaw		20,000	(4)		$8.12	9/3/2012	22,500	(9)	$265,725
		20,000	(5)		$7.88	2/24/2013	25,000	(7)	$295,250
	60,000				$14.28	5/28/2014	30,000	(10)	$354,300
	50,000				$15.35	12/15/2014
Russell J. Campanello	40,000				$13.95	12/10/2013	7,500	(9)	$88,575
	50,000				$15.35	12/15/2014	10,000	(7)	$118,100
		50,000	(3)		$11.25	1/18/2016	20,000	(8)	$236,200
Raymond W. Paris	30,000				$9.75	12/29/2010	7,500	(9)	$88,575
	56,000				$8.28	12/4/2011
	50,000				$15.35	12/15/2014
		25,000	(3)		$11.25	1/18/2016
M. Glenn Giles	30,000				$9.75	12/29/2010	50,000	(11)	$590,500
	5,000				$15.25	3/12/2014
	5,000				$12.44	7/20/2015
Brian T. Keane (12)

(1) The expiration date is the 10th anniversary of the date the option was granted.

(2) Market value shown is calculated by multiplying the number of shares of restricted stock by the closing price of Keane’s common stock on December 29, 2006, $11.91, minus the par value per share, $0.10.

(3) Stock options become fully exercisable on January 18, 2011, which is the fifth anniversary of the date of grant. The vesting of the stock options will be automatically accelerated upon the achievement of certain CEPS targets. Specifically, 50% of the share underlying each stock option will vest upon the achievement of CEPS equal to $1.50 and the remaining 50% of the shares underlying each stock option will vest upon the achievement of CEPS equal to $2.00.

(4) Stock options become fully exercisable on September 3, 2007, which is the fifth anniversary of the date of grant. The vesting of the stock options will be automatically accelerated upon the achievement of certain CEPS targets. Specifically, 34% of the share underlying each stock option will vest upon the achievement of CEPS equal to $1.00, 33% will vest upon the achievement of CEPS equal to $1.50 and the remaining 33% of the stock options will vest upon the achievement of CEPS equal to $2.00.

(5) Stock options become fully exercisable on February 24, 2008, which is the fifth anniversary of the date of grant. The vesting of the stock options will be automatically accelerated upon the achievement of certain CEPS targets. Specifically, 34% of the share underlying each stock option will vest upon the achievement of CEPS equal to $1.00, 33% will vest upon the achievement of CEPS equal to $1.50 and the remaining 33% of the stock options will vest upon the achievement of CEPS equal to $2.00.

(6) Restricted stock vests in three equal installments on December 16, 2007, December 16, 2008 and December 16, 2009.

(7) Restricted stock vests in four equal installments on January 18, 2008, January 18, 2009, January 18, 2010 and January 18, 2011.

(8) Restricted stock vests in two equal installments on March 14, 2007 and June 14, 2007.

(9) Restricted stock vests in three equal installments on December 15, 2007, December 15, 2008 and December 15, 2009.

(10) Mr. Shaw received 30,000 shares of restricted stock on June 23, 2006 with performance-based vesting schedules, specified in his Retention Agreement with Keane.  Of these shares, 50% will vest upon the achievement of two performance milestones, and the remaining 50% will vest upon the earlier of either the achievement of the third performance milestone or June 15, 2011.   None of the three performance triggers had occurred as of December 31, 2006.

(11) Restricted stock vests in two equal installments on October 3, 2007 and October 3, 2008.

(12) Pursuant to the resignation and consulting agreement between Mr. Keane and Keane, all of Mr. Keane’s outstanding stock options and restricted stock awards ceased to vest after May 10, 2006, except 10,000 shares of restricted stock that would otherwise have vested on December 16, 2006 continued to vest.  The exercise period for Mr. Keane’s vested options was extended to December 31, 2006.  As of December 31, 2006, Mr. Keane had no outstanding options or restricted stock.

OPTION EXERCISES AND STOCK VESTED - 2006

	Option Awards			Stock Awards
	Number of Shares Acquired		Value Realized Upon	Number of Shares Acquired		Value Realized on Vesting
	on Exercise		Exercise (1)	on Vesting		(2)
Name	(#)		($)	(#)		($)
(a)	(b)		(c)	(d)		(e)
John J. Leahy				25,000	(3)	$337,000
				37,500	(4)	$458,625
				7,500	(5)	$90,075
Laurence D. Shaw				7,500	(6)	$92,100
Russell J. Campanello				20,000	(4)	$244,600
				2,500	(6)	$30,700
Raymond W. Paris				2,500	(6)	$30,700
M. Glenn Giles	9,000	(7)	$27,105
	3,000	(8)	$9,168
Brian T. Keane				10,000	(5)	$120,100
	77,500	(9)	$174,414
	22,500	(10)	$50,175
	100,000	(11)	$220,000

(1) Value realized represents the excess of the market price of the shares at the time of exercise over the exercise price of the options.

(2) Value realized represents the excess of the market price of the shares at the time of vesting over the grant price of the restricted stock.

(3) Date of vesting: May 27, 2006, fair market value: $13.58, Grant price: $0.10.

(4) Date of vesting: December 14, 2006, fair market value: $12.33, Grant price: $0.10.

(5) Date of vesting: December 16, 2006, fair market value: $12.11, Grant price: $0.10.

(6) Date of vesting: December 15, 2006, fair market value: $12.38, Grant price: $0.10.

(7) Date of exercise: January 19, 2006, fair market value: $11.29, Grant price: $8.28.

(8) Date of exercise: January 19, 2006, fair market value: $11.34, Grant price: $8.28.

(9) Date of exercise: November 29, 2006, fair market value: $12.00, Grant price: $9.75.

(10) Date of exercise: December 21, 2006, fair market value: $11.98, Grant price: $9.75.

(11) Date of exercise: December 29, 2006, fair market value: $11.95, Grant price: $9.75.

2006 NONQUALIFIED DEFERRED COMPENSATION

	Executive Contributions in the Last FY	Registrant Contribution in the Last FY (1)	Aggregate Earnings in the Last FY (2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
Name	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)
John J. Leahy (3)	$49,640	$0	$72,166	$0	$561,168	(4)
Laurence D. Shaw	N/A	N/A	N/A	N/A	N/A
Russell J. Campanello	N/A	N/A	N/A	N/A	N/A
Raymond W. Paris	N/A	N/A	N/A	N/A	N/A
M. Glenn Giles	N/A	N/A	N/A	N/A	N/A
Brian T. Keane	N/A	N/A	N/A	N/A	N/A

(1) We may, in our sole discretion, make contributions to the plan for the benefits of any or all participants in any plan year.  The company did not make any contributions to the plan in 2006.

(2) Consists of 2006 deferred compensation interest accrued on all deferrals.

(3) Mr. Leahy is the only NEO who participates in the nonqualified deferred compensation plan.

(4) The balances were fully vested.  The balance will be distributed based upon the executive’s election.

Each year a participant may elect to defer his or her base salary in one percent (1%) increments ranging from five percent (5%) to fifty percent (50%) and to defer his or her bonus in one percent (1%) increments ranging from ten percent (10%) to ninety percent (90%).

We may, in our sole discretion, provide a matching contribution to an employee’s account in any given year.  Matching contributions are typically based on performance of Keane and the individual.  Vesting of a company match may be different from the vesting of any employee contributions.   Employee contributions are 100% vested at the time of contribution to a participants’ account.  The company did not provide any matching contributions to plan participants in 2006.

Plan participant accounts may be credited with earnings based upon the individuals investment fund elections.  A plan participant may select from one or more investment funds chosen by the Compensation Committee, in which such accounts are deemed to be invested.  Earnings are credited to a participants account on a monthly basis.  Any earnings credited to a participant’s account based on employee contributions are 100% vested when earned.  Any earnings credited for an employer match will vest according to the established vesting schedule set for the matching contributions.

Payment elections are made at the time of the deferral election.  Payments are made in a lump sum or installments over a specified period.  Any requested changes in the timing of the payments by participants must result in the extension of the existing payment date by at least an additional five years.  Payments to a plan participant may be made when (a) there is a separation of service, (b) a time is specified in a deferral agreement established by the plan participant, (c) death, (d) disability, (e) on a change in control, or (f) in the event of certain unforeseeable emergencies.  Accelerated payments are provided for in the case of a bona fide unforeseen emergency which is a result of any of the following: (a) severe financial hardship, (b) illness or accident, (c) loss of property due to casualty, or (d) other similar extraordinary and unforeseeable circumstances, subject to the requirements of Section 409A of the Internal Revenue Code.

This plan is not funded and no trust (other than a Rabbi trust), escrow or other provision has been established to secure plan benefits.  A participant will be treated the same as a general unsecured creditor under this plan.  In a change in control, the plan will automatically become fully funded.

2006 DIRECTOR COMPENSATION

					Change in
	Fees				Pension
	Earned				Value and
	or			Non-Equity	Nonqualified
	Paid in	Stock	Option	Incentive Plan	Deferred	All Other
	Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
Name	($) (1)	($)	($) (2)	($)	Earnings	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Begley, Lawrence P. (3)	$45,000	$0	$19,877	$0	$0	$0	$64,877
Cirino, Maria A.	$47,000	$0	$33,585	$0	$0	$0	$80,585
Fain, John H. (4)	$34,667	$0	$13,848	$0	$0	$0	$48,515
Harkins, Philip J.	$59,000	$0	$20,597	$0	$0	$0	$79,597
Hindle, Winston R., Jr. (5)	$13,333	$0	$6,185	$0	$0	$0	$19,518
Keane, John F., Jr.	$45,000	$0	$20,597	$0	$0	$0	$65,597
Rockart, John F.	$69,000	$0	$20,597	$0	$0	$0	$89,597
White, James D.	$44,000	$0	$32,157	$0	$0	$0	$76,157
John F. Keane, Sr. (6)	$0	$0	$0	$0	$0	$0	$200,000

(1) This column includes annual retainer, committee retainer, regular board meeting fees and unscheduled board phone meeting fees earned by each director in 2006.  Directors make their elections as to the form of compensation for his or her annual retainer or meeting fees each year.  For the calendar year of 2006, Messrs. Begley, Fain, Keane Jr., and Rockart elected to receive to receive all compensation in cash.  Ms. Cirino and Mr. White elected to receive their annual retainer in common stock and meeting fees in cash.  Messrs. Harkins and Hindle elected to receive all compensation in common stock.

(2) The amount reflected in this column is the compensation cost recognized by Keane during 2006 under SFAS 123(R) for grants made in 2006 and prior years.  In calculating these amounts, as required by the SEC, no estimates were made for forfeitures.  The following is the aggregate grant date fair value computed in accordance with SFAS 123(R) for stock options granted on May 18, 2006, the Black-Scholes value is calculated using a volatility of 33.44%, a risk-free rate of 4.82%, a dividend yield of 0%, and an expected term of 3.3 years.  The total grant date fair value of the awards made to each director in 2006 was $19,922.

As of December 31, 2006, Ms. Cirino and Messrs. Harkins, Keane Jr., and Rockart each held options to purchase 25,000 shares of our common stock, Mr. White held options to purchase 20,000 shares of our common stock, Mr. Begley held options to purchase 15,000 shares of our common stock, Messrs. Fain and Hindle held no options to purchase shares of our common stock (due to their ceasing to serve on our board) and Mr. Keane Sr. held options to purchase 100,000 shares of common stock.

(3) Mr. Begley resigned as a member of our board of directors effective February 9, 2007.

(4) Mr. Fain resigned as a member of our board of directors on September 15, 2006.  His annual retainer was pro-rated and his meeting fees reflect four regular board meetings and 10 unscheduled board phone meetings.

(5) Mr. Hindle retired as a member of our board of directors on May 18, 2006.  His annual retainer was pro-rated and his meeting fees reflect two regular board meetings.  He did not receive the annual award granted on May 18, 2006.

(6) Mr. Keane Sr. is an employee Chairman of the board.  We paid him $200,000 in cash for his service as Chairman and did not provide any equity awards to him in 2006.

Annual Retainer

Non-employee directors earned an annual retainer of $20,000 in 2006.  The chairperson of each board committee was paid an additional annual retainer as follows: (i) Audit Committee Chairperson (Dr. Rockart) - $25,000; (ii) Compensation and Organization Committee Chairperson (Mr. Harkins) - $15,000; (iii) Nominating and Governance Committee Chairperson (Ms. Cirino) - $5,000.  The retainer is pro-rated for non-employee directors who serve for only a portion of the year.  The annual retainer is normally paid for service during the 52 week period, or the Annual Directors Term, from annual meeting to annual meeting (not on a fiscal year basis).

Meeting Fees

Non-employee directors currently receive $2,000 for each board meeting attended.  Fees for telephonic meetings are $1,000.  A director may elect to receive his or her board meeting fees in the form of shares of common stock in lieu of cash payments.

Common Stock in Lieu of Cash Payments

A non-employee director may elect to receive his or her annual retainer and board meeting fees in the form of shares of common stock in lieu of cash payments. If a director elects to receive shares of common stock in lieu of cash as payment for the annual retainer and board meeting fees, the number of shares to be received by the director will be determined by dividing the dollar value of the annual retainer and board meeting fees by the closing price of Keane’s common stock as reported on the NYSE on the last day of the Annual Directors Term, which is generally the annual meeting date.  Directors generally make their elections as to the form of compensation for his her annual retainer and board meeting fees in July of each year and such election is valid for the Annual Directors Term beginning in the calendar year in which the election is made, or the Election Calendar Year.

Equity Compensation

Each non-employee director receives a stock option award of 5,000 shares of common stock on the date of each annual meeting of stockholders.  Each newly elected non-employee director receives a stock option award of 10,000 shares of common stock on the date of election.  All stock option awards to directors vest in three equal installments and have an exercise price equal to the closing price of Keane’s common stock on the NYSE on the date of grant.

Perquisites

Keane does not provide its non-employee directors any additional benefits and/or perquisites.  Keane reimburses its directors for expenses associated with attending any board or committee meetings.

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE IN CONTROL

The section below describes the payments that may be made to NEOs upon termination of employment or in connection with a change in control.

Payments Made Upon Termination

Each NEO is entitled to receive the following amounts earned during his term of employment regardless of the manner in which an NEO’s employment terminates except where indicated to the contrary below:

•                  unpaid base salary through the date of termination.

•                  accrued and unused vacation pay.

•                  accrued and vested benefits under the Keane, Inc. Deferred Compensation Plan.

•                  outstanding and vested equity awards granted under the Keane, Inc. 1998 Stock Incentive Plan (except in the event of termination for cause).

•                  all other benefits under the company’s compensation and benefit programs that are available to all salaried employees and do not discriminate in scope, terms or operation in favor of the NEOs.

Payments Made Upon Retirement

In the event of the retirement of an NEO, in addition to the items listed under the heading “Payments Made Upon Termination”, the NEOs will receive the following benefits:

•                  up to 45 days to exercise any outstanding vested stock options.

•                  accrued and vested benefits under the Keane, Inc. 401(k) Deferred Savings and Profit Sharing Plan and Trust.

Payments Made Upon Death or Disability

In the event of the death or disability of an NEO, in addition to the benefits listed under the heading “Payments Made Upon Termination” above, the NEOs will receive the following:

•                  up to one year to exercise any outstanding vested stock options.

•                  benefits under Keane’s disability plan or payments under Keane’s life insurance plan, as applicable.

•                  accrued and vested benefits under the Keane, Inc. 401(k) Deferred Savings and Profit Sharing Plan and Trust.

Payments Made Upon Involuntary Termination of Employment without Cause or with/without Good Reason

On June 23, 2006, we entered into retention agreements (the “Office of the President Retention Agreements”) with each of John J. Leahy, then our interim President and Chief Executive Officer, and Russell J. Campanello, our Senior Vice President, Human Resources and Corporate Marketing.  During 2006, each of Messrs. Leahy and Campanello served as a member of our Office of the President, formed on May 10, 2006. In connection with his assumption of the duties of acting Chief Executive Officer, Mr. Leahy’s salary was increased from $455,800 to $525,000, effective May 10, 2006.

The Office of the President Retention Agreements provide for the following terms:

•                                          The grant of 75,000 shares of restricted stock in the case of Mr. Leahy, and 40,000 shares of restricted stock in the case of Mr. Campanello.

•                                          The restricted stock agreements pursuant to which the shares of restricted stock were issued provide that the purchase price of such shares of restricted stock is equal to $0.10 per share. Such shares of restricted stock vest in installments of 50%, 25% and 25% on the six month, nine month and one year anniversaries of the effective date of the Office of the President Retention Agreements and provide for the partial acceleration of 50% of the then-unvested portion of the restricted stock award in the event of a change in control of Keane.

•                                          A severance payment of one year’s base salary and target bonus plus benefits continuation should such executive’s employment be terminated without cause prior to, or should such executive voluntarily terminate his employment with or without good reason in the 30-day period following, the later of (a) nine months from the date of the Office of the President Retention Agreement or (b) 90 days from the date on which an individual other than such executive is appointed to serve on a non-interim basis as Chief Executive Officer of Keane.

•                                          In recognition of the additional duties assumed by the executive by becoming a member of the Office of the President, Mr. Leahy was entitled to $30,000 per month additional consideration during the period from May 10, 2006 until the appointment of a new Chief Executive Officer, and Mr. Campanello was entitled to $10,000 per month additional consideration during the period from May 10, 2006 until the appointment of a new Chief Executive Officer.

On June 23, 2006, we also entered into a retention agreement with Laurence D. Shaw, our Senior Vice President — International Operations. The retention agreement provides for the following terms:

•                                          The grant to Mr. Shaw of 30,000 shares of restricted stock. The restricted stock agreement pursuant to which the shares of restricted stock were issued provides that the purchase price of such shares of restricted stock is equal to $0.10 per share.  Such shares of restricted stock vest on June 15, 2011; provided that 50% of such shares will vest at an earlier date subject to the completion of the first and second milestones described below and the remaining 50% of such shares will vest at an earlier date subject to the completion of the third milestone described below. The restricted stock agreement also provides for the partial acceleration of 50% of the then-unvested portion of the restricted stock award in the event of a change in control of Keane.

•                                          A severance payment of one year’s base salary and target bonus plus benefits continuation should Mr. Shaw’s employment be terminated without cause after the first milestone has been achieved.

•                                          The milestones that trigger accelerated vesting of the shares of restricted stock granted pursuant to the retention agreement are as follows:

•                                          The first milestone is deemed to be achieved when the NTS Solution Requirements document described in Section 11 of the New Ticketing Solution Projection Agreement between Keane Australia Micropayment Consortium (“Kamco”, a wholly owned subsidiary of the Company) and the Transport Ticketing Authority (the “TTA”) dated July 26, 2005 (the “TTA Agreement”) has been submitted to the TTA and approved by the TTA and all associated payments have been made.

•                                          The second milestone is deemed to be achieved when we determine that Kamco’s internal controls over financial reporting are adequate and any deficiencies in such internal controls are remedied to the satisfaction of our internal audit department and Chief Financial Officer.

•                                          The third milestone is deemed to be achieved when the NTS Regional and Metropolitan Implementation Phase of the TTA Agreement has been completed and approved and accepted by the TTA and all associated payments have been made.

On October 19, 2006, our board of directors promoted Mr. Giles to Senior Vice President – North American Regions and Verticals.  In connection with this promotion, we entered into employment agreement with Mr. Giles effective October 2, 2006. The employment agreement provides for certain severance payments if Mr. Giles’ employment is terminated by Keane without cause.  If terminated under such conditions, Mr. Giles would be eligible to receive salary continuance for 12 months plus any portion of the 90-day notice period described in the agreement, and continuation of health and/or dental insurance coverage for 12 months with the same rates of contribution available to Keane employees.

Payments Made Upon Certain Events in Connection with a Change in Control

Keane has entered into change in control agreements with each of the NEOs, except Mr. Giles, whose employment agreement contains change in control provisions.  The following severance benefits would be provided upon qualifying terminations of employment in connection with or within one year following a change in control of Keane:

•                  Cash severance pay equal to the value of three times for Mr. Leahy and two times for Messrs. Shaw, Campanello, Paris, and Giles the sum of (a) base salary plus (b) target annual bonus at the rate in effect immediately before the termination date.

•                  Continued medical and dental insurance (COBRA) for a period of three years for Mr. Leahy and two years for Messrs. Shaw, Campanello, Paris, and Giles.

•                  Continued financial planning benefits for a period of one and a half years for Mr. Leahy and one year for Messrs. Shaw, Campanello, Paris, and Giles.

•                  Immediate vesting of any outstanding unvested equity awards.

Terminations of employment that entitle an NEO to receive severance benefits under the plan consist of (1) termination by Keane without cause or (2) resignation by the NEO for good reason, in each case within one year following a change in control.

All of the payments described above will be increased by an additional amount such that the net payout amount retained by the executive is equal to the intended total benefit.  Therefore, executives are entitled to a gross-up to the extent that payment would result in triggering golden parachute excise taxes under Section 4999 of the Internal Revenue Code.

Assumptions Regarding Post Termination Tables

The following tables were prepared as though the NEOs’ employment was terminated on December 29, 2006 (the last business day of 2006) using the closing share price of Keane’s common stock of $11.91 as of that day.  The amounts under the columns labeled “Terminations following a Change in Control” assume that a change in control occurred on December 29, 2006.

Equity Award Assumptions

•                                          Outstanding equity awards vested on December 29, 2006 due to an assumed change in control, termination of employment without cause by Keane or by the NEO for good reason.

•                                          Stock options that become vested due to a change in control are valued based on their option spread (i.e., the difference between the stock’s fair market value and the exercise price).

Annual Bonus Assumption

•                                          All amounts under Keane’s annual incentive bonus plan were earned for 2006 in full based on actual performance and are not treated as subject to the golden parachute excise tax upon a change in control.

•                                          Earned amounts under Keane’s annual incentive bonus plan are treated as paid for purposes of the severance estimates.

Deferred Compensation Benefit Assumption

•                                          All vested account balances are payable in a lump sum shown in the following tables.  Only one NEO currently participates in the deferred compensation plan (Mr. Leahy).

Retirement Benefit Assumption (401(k))

•                                          All benefits are payable in a single lump sum or in installments once an executive reaches normal retirement age as defined as age 59 ½.  There are no NEOs that are currently of retirement age; therefore account balance information is not shown in the following tables.

John J. Leahy (1)

			Termination by			Terminations following a Change In Control
Circumstances of Termination			us for cause or voluntary termination by named executive officer, or termination as a result of normal retirement, death or disability	Termination by us without cause or by the named executive officer with good reason		Termination by us for cause or voluntary termination by the named executive officer or termination as a result of normal retirement, death, or disability		Termination by us without cause or by the named executive officer with good reason inclusive of retention benefits		Termination by us without cause or by the named executive officer with good reason exclusive of retention benefits
		Multiple	N/A	1.0		N/A		4.0	(6)	3.0
	Base Salary	$	N/A	$525,000		N/A		$2,100,000		$1,575,000
		Multiple	N/A	1.0		N/A		4.0	(6)	3.0
Cash Severance	Bonus	$	N/A	$525,000		N/A		$2,100,000		$1,575,000

	Value of Vested Equity (2)		$420,000	$420,000		$420,000		$420,000		$420,000
Equity	Value of Accelerated Unvested Equity		N/A	$442,875	(4)	$442,875	(5)	$1,112,400	(7)	$1,112,400	(7)

Benefits Continuation			N/A	N/A		N/A		$40,519		$40,519
Deferred Compensation Plan Account Balance(3)			N/A	N/A		N/A		$561,168		$561,168
Gross up of I.R.C. Golden Parachute excise tax resulting from Change in Control			N/A	N/A		N/A		$1,497,747	(8)	$1,497,747	(9)
Total			$420,000	$1,912,875		$862,875		$7,270,666		$6,220,666

(1) The above table shows compensation amounts for which the named executive officer would have been eligible under the listed termination situations as of December 31, 2006.  The executive has the following two employment agreements with us.

Retention Agreement

We entered into a retention agreement with Mr. Leahy on June 23, 2006.  The agreement provides for the following terms:

In the event of termination for cause on December 31, 2006

•              We would have the right to repurchase 50% of the then-unvested 75,000 shares of restricted stock granted on June 23, 2006.  As of December 31, 2006, 37,500 shares are vested and 37,500 shares are unvested.

In the event of a change in control on December 31, 2006 (single trigger)

•              We would have the right to repurchase 50% of the then-unvested 75,000 shares of restricted stock granted on June 23, 2006.  As of December 31, 2006, 37,500 shares are vested and 37,500 shares are unvested.

In the event of termination without cause on December 31, 2006

•              We would not be entitled to repurchase any of the then-unvested 75,000 shares of restricted stock granted on June 23, 2006.  As of December 31, 2006, 37,500 shares were fully vested.

•              We would also be obligated to continue to pay Mr. Leahy his base salary and target bonus for one year.

Change In Control Agreement

We entered into a change in control agreement with Mr. Leahy on March 11, 2005.  In the event of termination without cause or voluntary termination with good reason in connection with a change in control of Keane, Mr. Leahy would be entitled to the following:

•              Three times the sum of his base salary and the target bonus immediately effective before the termination.

•              Continuation of health, dental and financial planning benefits for 18 months.

•              Full vesting of outstanding stock options and restricted stock.

•              To the extent that any benefits to Mr. Leahy under the change in control agreement trigger an excise tax to the executive, he would be entitled to receive a gross-up payment to negate the effects of such tax.  The gross-up payment does not apply to payments made pursuant to the retention agreement.

(2) Represents the in-the-money value of all vested and outstanding long-term incentive awards based on a stock price of $11.91 as of December 29, 2006.

(3) Reflects the vested account balance of the deferred compensation plan that would be paid upon a change in control.

(4) Represents the in-the-money value of the unvested 37,500 shares (granted on June 23, 2006) that accelerate and become fully vested in a termination without cause situation, based on a stock price of $11.91 as of December 29, 2006.

(5) Represents the in-the-money value of the unvested 37,500 shares of restricted stock (granted on June 23, 2006) that accelerate and become vested in a change in control, based on a stock price of $11.91 as of December 29, 2006.  Assumes Keane does not exercise its right to repurchase 50% of the unvested shares of restricted stock as provided by the retention agreement.

(6) Includes three years of base salary and target bonus payments pursuant to the change in control agreement and one year of base salary and target bonus pursuant to the retention agreement when Mr. Leahy is terminated by Keane without cause.

(7) Represents the in-the-money value of all unvested long-term incentive awards (stock options and restricted stock) that accelerate and become fully vested in a change in control pursuant to the change in control agreement.  The value is calculated based on a stock price of $11.91 as of December 29, 2006.

(8) The gross-up payment does not apply to the one time base salary plus target bonus and the in-the-money value of the unvested 37,500 shares granted on June 23, 2006.

(9) The gross-up payment does not apply to the in-the-money value of the unvested 37,500 shares granted on June 23, 2006.

Laurence D. Shaw (1)

					Terminations following a Change In Control
Circumstances of Termination			Termination by us for cause or voluntary termination by named executive officer, or termination as a result of normal retirement, death or disability	Termination by us without cause or by the named executive officer with good reason	Termination by us for cause or voluntary termination by the named executive officer or termination as a result of normal retirement, death, or disability		Termination by us without cause		Termination by the named executive officer with good reason
		Multiple	N/A	1.0	N/A		3.0	(6)	2.0
	Base Salary (2)	$	N/A	$470,842	N/A		$1,412,526		$941,684
		Multiple	N/A	1.0	N/A		3.0	(6)	2.0
Cash Severance	Bonus (2)	$	N/A	$282,505	N/A		$847,516		$565,010

	Value of Vested Equity (3)		$0	$0	$0		$0		$0
Equity	Value of Accelerated Unvested Equity		N/A	$0	$354,300	(5)	$1,071,675	(7)	$1,071,675	(7)

Benefits Continuation (2)			N/A	N/A	N/A		$6,102		$6,102
Present Value of Additional Service Credit - Retirement Benefit (4)			N/A	N/A	N/A		N/A		N/A
Total (8)			$0	$753,347	$354,300		$3,337,819		$2,584,472

(1) The above table shows compensation amounts for which the named executive officer would have been eligible under the listed termination situations as of December 31, 2006.  The executive has the following two employment agreements with us.

Retention Agreement

We entered into a retention agreement with Mr. Shaw on June 23, 2006.  The agreement provides for the following terms:

In the event of termination for cause on December 31, 2006

•              As none of the three milestones set in the agreement were achieved as of December 31, 2006, Keane would have the right to repurchase 100% of the then-unvested 30,shares of restricted stock that were granted on June 23, 2006.

In the event of a change in control on December 31, 2006 (single trigger)

•              We would have the right to repurchase 50% of the then-unvested 30,000 shares of restricted stock granted on June 23, 2006.  As of December 31, 2006, none of the three milestones as set forth in the retention agreement had been achieved, therefore 30,000 shares of restricted stock remain unvested.

In the event of termination without cause on December 31, 2006

•              As none of the three milestones set in the agreement were achieved as of December 31, 2006; Keane would have the right to repurchase all of the then-unvested 30,000 shares of restricted stock granted on June 23, 2006.

•              We would also be obligated to continue to pay Mr. Shaw his base salary and target bonus for one year.

Change In Control Agreement

We entered into a change in control agreement with Mr. Shaw on March 12, 2005.  In the event of termination without cause or voluntary termination with good reason in connection with a change in control of Keane, Mr. Shaw would be entitled to the following:

•              Two times the sum of his base salary and the target bonus immediately effective before the termination.

•              Continuation of health, dental and financial planning benefits for 12 months.

•              Full vesting of outstanding stock options and restricted stock.

•              As Mr. Shaw is not a US citizen, he will not be subject to I.R.C. Golden Parachute excise tax and will not be entitled to 280G gross-up payment.

(2) Base salary, bonus and benefits continuation were converted from British pounds (GBP) into US dollars (USD) based on the conversion rate of 1.95910 as of December 29, 2006.

(3) Represents the in-the-money value of all vested and outstanding long-term incentive awards based on a stock price of $11.91 as of December 31, 2006.

(4) No additional years of service credit received under all these termination scenarios.  Does not include the present value of the current vested account balances in the existing retirement plans (401(k) plan).  Mr. Shaw does not participate in the nonqualified deferred compensation plan.

(5) Represents the in-the-money value of the unvested 30,000 shares of restricted stock (granted on June 23, 2006) that accelerate and become vested in a change in control situation, based on a stock price of $11.91 as of December 29, 2006.  Assumes Keane does not exercise its right to repurchase 50% of the unvested shares as provided by the retention agreement.

(6) Includes two years of base salary and target bonus payments pursuant to the change in control agreement and one year of base salary and target bonus pursuant to the retention agreement when Mr. Shaw is terminated by Keane without cause.

(7) Represents the in-the-money value of all unvested long-term incentive awards (stock options and restricted stock) that accelerate and become fully vested in a change in control situation pursuant to the change in control agreement.  The value is calculated based on a stock price of $11.91 as of December 29, 2006.

(8) Mr. Shaw is not subject to US tax rules since he is not a U.S. citizen and did not receive a W2 for 2006, therefore gross-up provisions (under I.R.C. 280G) do not apply to any severance payments received in a change in control situation.

Russell J. Campanello(1)

						Terminations following a Change In Control
Circumstances of Termination			Termination by us for cause or voluntary termination by named executive officer, or termination as a result of normal retirement, death or disability	Termination by us without cause or by the named executive officer with good reason		Termination by us for cause or voluntary termination by the named executive officer or termination as a result of normal retirement, death, or disability		Termination by us without cause or by the named executive officer with good reason inclusive of retention benefits		Termination by us without cause or by the named executive officer with good reason exclusive of retention benefits
		Multiple	N/A	1.0		N/A		3.0	(6)	2.0
	Base Salary	$	N/A	$318,000		N/A		$954,000		$636,000
		Multiple	N/A	1.0		N/A		3.0	(6)	2.0
Cash Severance	Bonus	$	N/A	$159,000		N/A		$477,000		$318,000

	Value of Vested Equity (2)		$0	$0		$0		$0		$0
Equity	Value of Accelerated Unvested Equity		N/A	$236,200	(4)	$236,200	(5)	$475,875	(7)	$475,875	(7)

Benefits Continuation			N/A	N/A		N/A		$16,829		$16,829
Present Value of Additional Service Credit - Retirement Benefit (3)			N/A	N/A		N/A		N/A		N/A
Gross up of I.R.C. Golden Parachute excise tax resulting from Change in Control			$0	N/A		N/A		$372,146	(8)	$372,146	(9)
Total				$713,200		$236,200		$2,295,850		$1,818,850

(1) The above table shows compensation amounts for which the named executive officer would have been eligible under the listed termination situations as of December 31, 2006.  The executive has the following two employment agreements with us.

Retention Agreement

We entered into a retention agreement with Mr. Campanello on June 23, 2006.  The agreement provided for the following terms:

In the event of termination for cause on December 31, 2006

•              We would have the right to repurchase 50% of the then-unvested 40,000 shares of restricted stock granted on June 23, 2006.  As of December 31, 2006, 20,000 shares are vested and 20,000 shares are unvested.

In the event of a change in control on December 31, 2006 (single trigger)

•              We would have the right to repurchase 50% of the then-unvested 20,000 shares of restricted stock granted on June 23, 2006.  As of December 31, 2006, 20,000 shares are vested and 20,000 shares are unvested.

In the event of termination without cause on December 31, 2006

•              We would not be entitled to repurchase any of the then-unvested 40,000 shares of restricted stock granted on June 23, 2006.  As of December 31, 2006, 20,000 shares were fully vested.

•              We would also be obligated to continue to pay Mr. Campanello his base salary and target bonus for one year.

Change In Control Agreement

We entered into a change in control agreement with Mr. Campanello on March 11, 2005.  In the event of termination without cause or voluntary termination with good reason in connection with a change in control of Keane, Mr. Campanello would be entitled to the following:

•              Two times the sum of his base salary and the target bonus immediately effective before the termination.

•              Continuation of health, dental and financial planning benefits for 12 months.

•              Full vesting of outstanding stock options and restricted stock.

•              To the extent that any benefits to Mr. Campanello under the change in control agreement trigger an excise tax to the executive, he would be entitled to receive a gross-up payment to negate the effects of such tax.  The gross-up payment does not apply to payments made pursuant to the retention agreement.

(2) Represents the in-the-money value of all vested and outstanding long-term incentive awards based on a stock price of $11.91 as of December 29, 2006.  Mr. Campanello does not have any in-the-money vested stock options.

(3) No additional years of service credit would be received under all these termination scenarios.  Does not include the present value of the current vested account balances in the existing retirement plans (401(k) plan).  Mr. Campanello does not participate in the nonqualified deferred compensation plan.

(4) Represents the in-the-money value of the unvested 20,000 shares of restricted stock (granted on June 23, 2006) that accelerate and become fully vested in a termination without cause situation, based on a stock price of $11.91 as of December 29, 2006.

(5) Represents the in-the-money value of the unvested 20,000 shares of restricted stock (granted on June 23, 2006)  that accelerate and become vested in a change in control, based on a stock price of $11.91 as of December 29, 2006.  Assumes Keane does not exercise its right to repurchase 50% of the unvested shares of restricted stock as provided by the retention agreement.

(6) Includes two years of base salary and target bonus payments pursuant to the change in control agreement and one year of base salary and target bonus pursuant to the retention agreement when Mr. Campanello is terminated by Keane without cause.

(7) Represents the in-the-money value of all unvested long-term incentive awards (stock options and restricted stock) that accelerate and become fully vested in a change in control pursuant to the change in control agreement.  The value is calculated based on a stock price of $11.91 as of December 29, 2006.

(8) The gross-up payment does not apply to the one time base salary plus target bonus and the in-the-money value of the unvested 20,000 shares granted on June 23, 2006 provided under the retention agreement.

(9) The gross-up payment does not apply to the in-the-money value of the unvested 20,000 shares of restricted stock granted on June 23, 2006 provided under the retention agreement.

Raymond W. Paris (1)

			Termination by us for cause or voluntary	Terminations following a Change In Control
Circumstances of Termination			termination by named executive officer, or termination by us without cause, or termination as a result of normal retirement, death, or disability	Termination by us for cause or voluntary termination by the named executive officer or termination as a result of normal retirement, death, or disability	Termination by us without cause or by the named executive officer with good reason
		Multiple	N/A	N/A	2.0
	Base Salary	$	N/A	N/A	$760,000
		Multiple	N/A	N/A	2.0
Cash Severance	Bonus	$	N/A	N/A	$532,000

	Value of Vested Equity (2)		$268,080	$268,080	$268,080
Equity	Value of Accelerated Unvested Equity		N/A	N/A	$105,075	(4)

Benefits Continuation			N/A	N/A	$20,964
Present Value of Additional Service Credit - Retirement Benefit (3)			N/A	N/A	N/A
Gross up of I.R.C. Golden Parachute excise tax resulting from Change in Control			N/A	N/A	$469,085
Total			$268,080	$268,080	$2,155,204

(1) The above table shows compensation amounts for which the named executive officer would have been eligible under the listed termination situations as of December 31, 2006.  The executive has a change in control Agreement with us.

Change in Control Agreement

We entered into a change in control agreement with Mr. Paris on March 11, 2005.  In the event of termination without cause or voluntary termination with good reason in connection with a change in control of Keane, Mr. Paris would be entitled to the following:

•              Two times the sum of his base salary and the target bonus immediately effective before the termination.

•              Continuation of health and dental and financial planning for 12 months.

•              Full vesting of outstanding stock options and restricted stock.

•              To the extent that any benefits to Mr. Paris under the change in control agreement trigger an excise tax to the executive, he would be entitled to receive a gross–up payment to negate the effects of such tax.

(2) Represents the in-the-money value of all vested and outstanding long-term incentive awards based on a stock price of $11.91 as of December 29, 2006.

(3) No additional years of service credit received under all these termination scenarios.  Does not include the present value of the current vested account balances in the existing retirement plans (401(k) plan).  Mr. Paris does not participate in the nonqualified deferred compensation plan.

(4) Represents the in-the-money value of all unvested long-term incentive awards (stock options and restricted stock) that accelerate and become fully exercisable in a change in control situation as defined in the change in control agreement.  The value is calculated based on a stock price of $11.91 as of December 29, 2006.

M. Glenn Giles (1)

						Terminations following a Change In Control
Circumstances of Termination			Termination by us for cause or voluntary termination by named executive officer, or termination as a result of normal retirement, death or disability	Termination by us without cause or by the named executive officer with good reason		Termination by us for cause or voluntary termination by the named executive officer or termination as a result of normal retirement, death, or disability following a change in control		Termination by us without cause or by the named executive officer with good reason following a change in control
		Multiple	N/A	1.0		N/A		1.0
	Base Salary	$	N/A	$350,000		N/A		$350,000
		Multiple	N/A	N/A		N/A		1.0
Cash Severance	Bonus	$	N/A	N/A		N/A		$245,000

	Value of Vested Equity (2)		$64,800	$64,800		$64,800		$64,800
Equity	Value of Accelerated Unvested Equity		N/A	$590,500	(4)	590,500	(5)	$590,500	(4)

Benefits Continuation			N/A	$8,495		N/A		$8,495
Present Value of Additional Service Credit - Retirement Benefit (3)			N/A	N/A		N/A		N/A
Gross up of I.R.C. Golden Parachute excise tax resulting from Change in Control			N/A	N/A		N/A		0	(6)
Total			$64,800	$1,013,795		$655,300		$1,258,795

(1) The above table shows compensation amounts for which the named executive officer would have been eligible under the listed termination situations as of December 31, 2006.  The executive has an employment agreement with us.

Employment Agreement

We entered into an employment agreement with Mr. Giles on October 2, 2006.  The agreement provides for the following terms:

In the event of termination without cause by Keane, Mr. Giles would be entitled to the following:

•                                          One times the sum of his base salary immediately effective before the termination.

•                                          Continuation of health and dental insurance coverage for 12 months.

•                                          Full vesting of the then-unvested 50,000 shares of restricted stock granted on October 19, 2006.

In the event of termination without cause or voluntary termination with good reason in connection with a change in control of Keane, Mr. Giles would be entitled to the following:

•                                          One times the sum of his base salary and the target bonus immediately effective before the termination.

•                                          Continuation of health, dental and financial planning benefits for 12 months.

•                                          Full vesting of the then-unvested 50,000 shares of restricted stock granted on October 19, 2006.

•                                          To the extent that any benefits to Mr. Giles under the change in control agreement trigger an excise tax to the executive, he will receive a gross-up payment to negate the effects of such tax.

In the event of change in control (single trigger), Mr. Giles would be entitled to the following:

•                                          Acceleration and vesting of 50% of the then-unvested 50,000 shares of restricted stock (granted on October 19, 2006).

(2) Represents the in-the-money value of all vested and outstanding long-term incentive awards based on a stock price of $11.91 as of December 29, 2006.

(3) No additional years of service credit received under all these termination scenarios.  Does not include the present value of the current vested account balances in the existing retirement plans (401(k) plan).  Mr. Giles does not participate in the nonqualified deferred compensation plan.

(4) Represents the in-the-money value of the unvested 50,000 shares of restricted stock (granted on October 19, 2006) that accelerate and become fully vested in a termination without cause situation, based on a stock price of $11.91 as of December 29, 2006.

(5) Represents the in-the-money value of the unvested 50,000 shares of restricted stock (granted on October 19, 2006) that accelerate and become vested in a change in control situation, based on a stock price of $11.91 as of December 29, 2006.  Assumes Keane does not exercise its right to repurchase 50% of the unvested shares as stated in the retention agreement.

(6) Mr. Giles’ severance payout as a result of a change in control does not trigger any exercise tax and he will not receive a tax gross-up payment.

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

Equity Compensation Plan Information

The following table provides information as of December 31, 2006 about the common stock that may be issued upon exercise of options, warrants and rights under all of our equity compensation plans as of December 31, 2006, including our Amended and Restated 1992 Employee Stock Purchase Plan, as amended (“ESPP”), our United Kingdom Employee Stock Purchase Plan (“UK ESPP”), our 1998 Stock Incentive Plan, as amended, and our 2001 Stock Incentive Plan. Our stockholders have approved all of these plans other than the UK ESPP.

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)(2)(3)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(1)(4)
Equity Compensation Plans Approved by Security Holders	3,163,012	$11.93	10,973,597
Equity Compensation Plans Not Approved by Security Holders	—	N/A	483,989
Total	3,163,012	$11.93	11,457,586

(1)             The number of shares is subject to adjustments in the event of stock splits and other similar events.

(2)             This table excludes an aggregate of 26,686 shares issuable upon exercise of outstanding options we assumed in connection with various acquisition transactions. The weighted average exercise price of the excluded options is $22.97.

(3)             Excludes shares issuable in connection with the current offering period of the ESPP, which ends on June 30, 2007.

(4)             Includes 1,652,865 shares issuable under the ESPP, including those issuable in connection with the current offering period.

Description of UK ESPP

On February 13, 2003, our board of directors approved  the UK ESPP whereby we allocated 500,000 shares of the total number of shares reserved under the 1992 ESPP for issuance under the UK ESPP. The UK ESPP provides eligible employees of Keane Ltd., our U.K. subsidiary, with the opportunity to purchase shares of our common stock at a discounted price. The material terms of the UK ESPP are as follows:

Eligibility.   Each employee of Keane Ltd. is eligible to participate in the UK ESPP, provided he or she (i) is employed by Keane Ltd. on the applicable offering commencement date, and (ii) has been employed by Keane Ltd. for at least twelve months prior to the applicable offering commencement date. The purchase of shares under the UK ESPP is discretionary, and we cannot now determine the number of shares to be purchased in the future by any particular person or group.

Offerings.   The UK ESPP is implemented through a series of offerings, each of which is six months in length. Participants in an offering purchase shares with funds set aside through payroll withholding. An employee may elect to have a percentage up to 10% withheld from his or her pay for purposes of purchasing shares under the UK ESPP, subject to specified limitations on the maximum number of shares that may be purchased.

Purchase Price.   Effective January 1, 2006, we modified the UK ESPP to allow qualifying employees to purchase shares at 95% of the market value of Keane stock on the last day of the six-month purchase period. Previously, qualifying employees were able to purchase stock at 85% of the market value of the stock on the offering commencement date or the last day of the purchase period, whichever was lower.

Number of Shares; Adjustments.   The maximum number of shares issuable under the UK ESPP is 500,000 shares. The UK ESPP contains provisions relating to adjustments to be made under the UK ESPP in the event of stock splits and other similar events and certain mergers, acquisitions and other extraordinary corporate transactions involving Keane. As of March 31, 2007, 483,135 shares of common stock remain available for issuance under the UK ESPP.

Administration.   The UK ESPP is administered by the Treasurer of Keane, who has the authority to make rules and regulations for the administration of the UK ESPP, subject to review and modification by our board of directors.

Amendment or Termination.   The board of directors may at any time terminate or amend the UK ESPP.

UK Tax Liability.   Employees of Keane Ltd. who participate in the UK ESPP agree to pay all income tax and employee and employer national insurance contributions arising from their purchase of shares of common stock under the UK ESPP.

Security Ownership of Certain Beneficial Owners and Management

The following table contains information as of January 31, 2007 about the beneficial ownership of shares of our common stock by:

•                  each person who we know to own beneficially more than 5% of the outstanding shares of our common stock;

•                  our directors;

•                  Brian T. Keane, who served as our chief executive officer during part of the fiscal year ended December 31, 2006;

•                  Kirk Arnold, who became our chief executive officer on January 29, 2007;

•                  John J. Leahy, who served as our chief financial officer during the fiscal year ended December 31, 2006;

•                  our three other most highly compensated executive officers who were serving as executive officers on December 31, 2006; and

•                  all of our directors and executive officers as a group.

	Amount and Nature of Beneficial Ownership(1)
Name and Address of Beneficial Owner(2)	Number of Shares	Percent of Class
Marilyn T. Keane(3)	9,149,123	15.45%
John F. Keane(4)	9,149,123	15.45%
Royce & Associates, LLC(5)	4,353,040	7.36%
Artisan Partners Limited Partnership(6)	3,742,800	6.33%
Brian T. Keane(7)	2,454,573	4.15%
John J. Leahy(8)	353,569	*
Russell J. Campanello(9)	142,125	*
Laurence D. Shaw(10)	195,000	*
Raymond W. Paris(11)	272,457	*
Kirk E. Arnold(12)	200,000	*
Lawrence P. Begley(13)	6,666	*
Maria A. Cirino(14)	31,693	*
Philip J. Harkins(15)	37,879	*
John F. Keane, Jr.(16)	2,150,457	3.64%
John F. Rockart(17)	36,801	*
James D. White(18)	14,783	*
All executive officers and directors as a group (14 persons)(19)	11,546,104	19.24%

*                    Less than 1%

(1)             As of January 31, 2007, we had 59,127,195 shares of our common stock outstanding. The number of shares that each shareholder, director and executive officer beneficially owns is determined under rules promulgated by the SEC. Under the SEC rules, a person is deemed to beneficially own (a) any shares that the person has sole or shared power to vote or invest and (b) any shares that the person has the right to acquire within 60 days after January 31, 2007 (i.e., April 1, 2007) through the exercise of any stock option or warrant, the conversion of any convertible security or the exercise of any other right. However, the inclusion of shares in this table does not mean that the named shareholder is a direct or indirect beneficial owner of the shares for any other purpose. Unless otherwise noted in the footnotes to this table, each person or entity named in the table has sole voting and investment power (or shares this power with his or her spouse) over all shares listed as owned by the person or entity.

(2)             Unless otherwise indicated, the address of any person or entity listed is c/o Keane, Inc., 100 City Square, Boston, MA 02129.

(3)             Includes (i) 3,025,592 shares of common stock held of record by John F. Keane and trusts of which John F. Keane is a trustee and the beneficiary, (ii) 3,663,999 shares of common stock held of record by three trusts of which Marilyn T. Keane, one other individual and one of the adult children of John F. and Marilyn T. Keane are trustees (the “Keane Childrens’ Trusts”) and (iii) options to purchase within 60 days following January 31, 2007, 100,000 shares of common stock held by John F. Keane. One of John F. and Marilyn T. Keane’s adult children is the beneficiary of each of the Keane Childrens’ Trusts. Marilyn T. Keane and one of the adult children of John F. and Marilyn T. Keane share voting and investment power over the shares held by the Keane Childrens’ Trusts. Marilyn T. Keane disclaims beneficial ownership of the shares specified in clauses (i), (ii) and (iii) above.

(4)             Includes (i) options to purchase within 60 days following January 31, 2007, 100,000 shares of common stock held by John F. Keane, (ii) 2,359,532 shares of common stock held of record by Marilyn T. Keane and trusts of which Marilyn T. Keane is a trustee and the beneficiary, (iii) 3,663,999 shares of common stock held of record by the Keane Childrens’ Trusts of which Marilyn T. Keane, one other individual and one of the adult children of John F. and Marilyn T. Keane are trustees. One of John F. and Marilyn T. Keane’s adult children is the beneficiary of each of the Keane Childrens’ Trusts. Marilyn T. Keane and one of the adult children of John F. and Marilyn T. Keane share voting and investment power over the shares held by the Keane Childrens’ Trusts.

Marilyn T. Keane disclaims beneficial ownership of such shares. John F. Keane disclaims beneficial ownership of the shares specified in clauses (ii) and (iii) above.

(5)             The address of Royce & Associates, LLC is 1414 Avenue of the Americas, New York, NY 10019. As of December 31, 2006, and based solely on a Schedule 13G/A filed by Royce & Associates LLC on January 22, 2007 reporting sole power to vote or to direct the vote of 4,353,040 shares and sole power to dispose or direct disposition of 4,353,040 shares.

(6)             The address of Artisan Partners Limited Partnership is 875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202. As of December 31, 2006, and based solely on a Schedule 13G filed by Artisan Partners Limited Partnership, Artisan Investment Corporation, Andrew A. Ziegler and Carlene Murphy Ziegler on January 26, 2007 reporting shared power to vote or to direct the vote of 3,215,700 shares and shared power to dispose or direct disposition of 3,742,800 shares.

(7)             Mr. Keane ceased to serve as a Keane executive officer in May 2006. Includes (i) 1,183,999 shares of common stock held by the John Francis Keane Irrevocable Trust for Benefit of Brian T. Keane, of which Mr. Brian T. Keane is the beneficiary and a trustee, (ii) 893,904 shares of common stock held by the John F. and Marilyn T. Keane 1997 Children’s Trust for Benefit of Brian T. Keane, of which Mr. Brian T. Keane is the beneficiary and a trustee, and (iii) 96,784 shares held by the Brian T. Keane Revocable Trust, of which Mr. Brian T. Keane is a trustee and beneficiary.

(8)             Consists of 48,569 shares of common stock, 90,000 shares of restricted stock and options to purchase, within 60 days following January 31, 2007, 215,000 shares of common stock held by Mr. Leahy.

(9)             Consists of 14,625 shares of common stock, 37,500 shares of restricted stock and options to purchase, within 60 days following January 31, 2007, 90,000 shares of common stock held by Mr. Campanello.

(10)       Consists of 7,500 shares of common stock, 77,500 shares or restricted stock and options to purchase, within 60 days following January 31, 2007, 110,000 shares of common stock held by Mr. Shaw.

(11)       Consists of 128,957 shares of common stock, 7,500 shares of restricted stock and options to purchase, within 60 days following January 31, 2007, 136,000 shares of common stock held by Mr. Paris.

(12)       Consists of 200,000 shares of restricted stock held by Ms. Arnold.

(13)       Mr. Begley ceased to serve as a member of our board of directors effective February 9, 2007. Consists of options to purchase, within 60 days following January 31, 2007, 6,666 shares of common stock.

(14)       Consists of 16,694 shares held of record by Ms. Cirino, and options to purchase, within 60 days following January 31, 2007, 14,999 shares of common stock held by Ms. Cirino.

(15)       Consists of 22,880 shares held of record by Mr. Harkins, and options to purchase, within 60 days following January 31, 2007, 14,999 shares of common stock held by Mr. Harkins.

(16)       Includes (i) 1,239,999 shares of common stock held by the John Francis Keane Irrevocable Trust for Benefit of Mr. John F. Keane, Jr., of which Mr. John F. Keane, Jr. is the beneficiary and a trustee, (ii) 893,904 shares of common stock held by the John F. and Marilyn T. Keane 1997 Children’s Trust for Benefit of John F. Keane, Jr., of which Mr. John F. Keane, Jr. is the beneficiary and a trustee, and (iii) options to purchase, within 60 days following January 31, 2007, 14,999 shares of common stock held by Mr. John F. Keane, Jr.

(17)       Consists of 21,802 shares held of record by Mr. Rockart, and options to purchase, within 60 days following January 31, 2007, 14,999 shares of common stock held by Mr. Rockart.

(18)       Consists of 3,117 shares held of record by Mr. White, and options to purchase, within 60 days following January 31, 2007, 11,666 shares of common stock held by Mr. White.

(19)       Includes 512,500 shares of restricted stock and options to purchase, within 60 days following January 31, 2007, 872,662 shares of common stock held by all current directors and executive officers as a group.

Certain Relationships and Related Transactions, and Director Independence

Transactions with Related Persons

In February 1985, we entered into a lease, which subsequently was extended to a term of 20 years, with City Square Limited Partnership (“City Square”), pursuant to which we leased approximately 34,000 square feet of office and development space in a building located at Ten City Square, in Boston, Massachusetts.  As of December 31, 2005, the Company leased approximately 88% of this building and the remaining 12% was occupied by other tenants. John F. Keane, Chairman of the board, and Philip J. Harkins, a member of our board of directors, are limited partners of City Square. Based upon our knowledge of lease payments for comparable facilities in the Boston area, we believe that the lease payments under this lease, which were approximately $1.0 million per year ($30.00 per square foot) for the remainder of the lease term (which expired in February 2006), plus specified percentages of any annual increases in real estate taxes and operating expenses were approximately $0.2 million per year, were, at the time we entered into the lease, as favorable to us as those which could have been obtained from an independent third party. As a result of our occupancy of the New Facility (as described below), we vacated Ten City Square and obtained a subtenant for approximately 17% of Ten City Square. In February 2006, our lease for Ten City Square expired and the building was sold to a third party. In 2006, we paid approximately $0.2 million in lease payments associated with Ten City Square.

In October 2001, we entered into a lease with Gateway Developers LLC (“Gateway LLC”) for a term of 12 years, pursuant to which we agreed to lease approximately 95,000 square feet of office and development space in a building located at 100 City Square in Boston, Massachusetts (the “New Facility”). We lease approximately 57% of the New Facility and the remaining 43% is, or will be, occupied by other tenants. John Keane Family LLC is a member of Gateway LLC. The members of John Keane Family LLC are trusts for the benefit of John F. Keane, Chairman of our board of directors, and his immediate family members, including Brian T. Keane, our former President and Chief Executive Officer and director, and John F. Keane, Jr., a member of our board of directors.

On October 31, 2001, Gateway LLC entered into a $39.4 million construction loan with Citizens Bank of Massachusetts (the “Gateway Loan”) in connection with the New Facility and an adjacent building to be located at 20 City Square, Boston, Massachusetts. John Keane Family LLC and John F. Keane are each liable for certain obligations under the Gateway Loan if and to the extent Gateway LLC requires funds to comply with its obligations under the Gateway Loan.

We began occupying the New Facility and making lease payments in March 2003. Based upon our knowledge of lease payments for comparable facilities in the Boston area, we believe that the lease payments under the lease for the New Facility, which will be approximately $3.2 million per year ($33.00 per square foot for the first 75,000 square feet and $35.00 per square foot for the remainder of the premises) for the first six years of the lease term and approximately $3.5 million per year ($36.00 per square foot for the first 75,000 square feet and $40.00 per square foot for the remainder of the premises) for the remainder of the lease term, plus specified percentages of any annual increases in real estate taxes and operating expenses, were, at the time we entered into the lease, as favorable to us as those which could have been obtained from an independent third party. Lease payments to Gateway LLC in 2006 were approximately $3.6 million.

Review, Approval or Ratification of Transactions with Related Persons

Our board has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which Keane is a participant, the amount involved exceeds $120,000, and one of our Vice President or higher level employee, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our Vice President-Internal Audit.  The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the Audit Committee.  Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction.  If advance review and approval is not practicable, the committee will review and, in its discretion, may ratify the related person transaction at the next meeting of the Audit Committee.  The policy also permits the chairman of the committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the committee at its next meeting.  Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the committee after full disclosure of the related person’s interest in the transaction.  As appropriate for the circumstances, the committee will review and consider such information regarding the related person transaction as it deems appropriate under the circumstances.

The committee may approve or ratify the transaction only if the committee determines that, under all of the circumstances, the transaction is in Keane’s best interests.  The committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, the board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•                  interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, (c) the amount involved in the transaction equals less than the greater of $1 million dollars or 2% of the annual consolidated gross revenues of the other entity that is a party to the transaction, and (d) the amount involved in the transaction equals less than 2% of Keane’s annual consolidated gross revenues; and

•                  a transaction that is specifically contemplated by provisions of Keane’s charter or bylaws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the Compensation Committee in the manner specified in its charter.

Director Independence

The members of our board of directors are Kirk Arnold, Maria Cirino, Philip Harkins, John Keane, Sr., John Keane, Jr., John Rockart and James White.  Under current rules of the New York Stock Exchange, Inc., or the NYSE, a director of Keane qualifies as “independent” only if the board of directors affirmatively determines that the director has no material relationship with Keane, either directly or as a partner, shareholder or officer of an organization that has a relationship with Keane. In evaluating potentially material relationships, our board of directors considers commercial, industrial, banking, counseling, legal, accounting, charitable and familial relationships, among others.  Our board of directors has determined that none of Dr. Rockart, Ms. Cirino or Messrs.  Harkins or White has a material relationship with Keane, and each of these directors is “independent” as determined under Section 303A.02(b) of the NYSE Listed Company Manual.  Each of Winston R. Hindle, John H. Fain and Lawrence P. Begley served as a director of Keane during 2006 but is no longer serving as a director of Keane. Our board of directors determined that, while serving as a Keane director, none of these individuals had a material relationship with Keane, and that each of these directors was “independent” as determined under Section 303A.02(b) of the NYSE Listed Company Manual.

The board of directors has established three standing committees—Audit, Compensation and Nominating and Corporate Governance.  The members of the Audit Committee are Dr. Rockart and Messrs. Harkins and White.  The members of the Compensation Committee are Dr. Rockart, Messrs. Harkins and White and Ms. Cirino.  The members of the Nominating and Corporate Governance Committee are Ms. Cirino and Mr. Harkins.

Principal Accounting Fees and Services

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

The Audit Committee has also delegated to the chairman of the Audit Committee the authority to approve any audit or non-audit services to be provided to us by our independent registered public accounting firm. Any approval of services by the chairman of the Audit Committee pursuant to this delegated authority is reported on at the next meeting of the Audit Committee.

As previously announced, we believe we will not be able to file our Annual Report on Form 10-K for the year ended December 31, 2006 until the special committee of our board of directors completes its inquiry into our stock option grants and stock option practices and our management, in consultation with our independent registered public accounting firm, is able to assess whether our historical stock option practices should have had any impact on our historical accounting and, as a result, whether and to what extent any adjustment is required to our historical financial statements.  ERNST & YOUNG LLP HAS NOT COMPLETED ITS AUDIT OF OUR CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2006, OR MANAGEMENT’S ASSESSMENT OF THE EFFECTIVENESS OF OUR INTERNAL CONTROL OVER FINANCIAL REPORTING AND ON THE EFFECTIVENESS OF OUR INTERNAL CONTROL OVER FINANCIAL REPORTING AS OF DECEMBER 31, 2006, AND HAS NOT EXPRESSED ANY OPINION OR OTHER FORM OF ASSURANCE ON OUR CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2006 OR MANAGEMENT’S ASSESSMENT OF THE EFFECTIVENESS OF OUR INTERNAL CONTROL OVER FINANCIAL REPORTING OR ON THE EFFECTIVENESS OF OUR INTERNAL CONTROL OVER FINANCIAL REPORTING AS OF DECEMBER 31, 2006.  The fees included in the table below are preliminary and could change depending on the timing and outcome of the stock option inquiry and completion of the year-end audit process.

The following table summarizes the fees Ernst & Young LLP, our independent registered public accounting firm, billed us for each of the last two fiscal years for audit services and billed to us in each of the last two fiscal years for other services:

Fee Category	2006	2005
Audit Fees (1)	$1,662,574	$1,210,450
Audit-Related Fees (2)	46,106	56,343
Tax Fees (3)	253,599	382,602
All Other Fees (4)	3,500	3,500
Total Fees	$1,965,779	$1,652,895

(1)               Audit fees consist of fees for the audit of our consolidated financial statements, the review of the interim consolidated financial statements included in our quarterly reports on Form 10-Q and other professional services provided in connection with statutory and regulatory filings or engagements. The 2006 and 2005 audit fees include $249,200 and $230,000, respectively, relating to the statutory and financial audits of our subsidiaries. Sarbanes-Oxley Section 404 services, which relate to the audits of management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, accounted for $480,000 of the total audit fees paid for 2006 and $380,000 of the total audit fees paid for 2005.

(2)               Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our consolidated financial statements and which are not reported under “Audit Fees”.  For 2006 and 2005, these services relate to audits of employee benefit plans.

(3)               Tax fees consist of fees for tax compliance, tax advice and tax planning services.  Tax compliance services, which relate to preparation of original and amended tax returns, claims for refunds and tax payment-planning services, accounted for $83,099 of the total tax fees paid for 2006 and $230,000 of the total tax fees paid for 2005. Tax advice and tax planning services, which relate to assistance with tax audits and appeals, tax advice related to mergers and acquisitions, and requests for rulings or technical advice from taxing authorities, accounted for $170,500 of the total fees paid for 2006 and $152,000 of the total fees paid for 2005.

(4)               All other fees for 2006 and 2005 consist of fees for the subscription to an online accounting research tool.